Exhibit 4.9b

EXECUTION COPY

PLEDGE AMENDMENT

This Pledge Amendment dated May ___, 2006 is delivered pursuant to Section 6(d) of the Pledge Agreement referred to below.  All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement.  The undersigned hereby certifies that the representations and warranties in Section 5 of the Pledge Agreement are and continue to be true and correct, both as to the promissory notes, Instruments and shares pledged prior to this Pledge Amendment and as to the promissory notes, Instruments and shares pledged pursuant to this Pledge Amendment.  The undersigned further agrees that this Pledge Amendment may be attached to the Pledge Agreement dated as of July 8, 2005, by and among Neff Rental LLC, Neff Finance Corp., Neff Rental, Inc. and each other Person that becomes party thereto as a pledgor, and Wells Fargo Bank, National Association, as the Agent (the “Pledge Agreement”) and that the Pledged Shares and Pledged Indebtedness listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said Pledge Agreement and shall secure all Secured Obligations referred to in said Pledge Agreement.  The undersigned Pledgor acknowledges and agrees that any promissory notes, Instruments or shares not included in the Pledged Collateral at the discretion of the Agent may not otherwise be pledged by Pledgor to any other Person or otherwise used as security for any obligations other than the Secured Obligations.

NEFF RENTAL, INC.,

By
Name:
Title:

Pledgor	Pledged Entity	Class of Stock	Certificate Number(s)	Number of Shares
Neff Rental, Inc.	Valley Rents and	Common	1	100
	Ready Mix, Inc.

Pledgor	Description of Pledged Indebtedness	Initial Principal Amount	Issue Date	Maturity Date	Interest Rate